QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
International Transmission Company	Michigan
New York Transmission Holdings Corporation	New York
ITC Grid Development, LLC	Michigan
ITC Great Plains, LLC	Michigan

QuickLinks

  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT